<Letterhead of
                                AMY L. CLAYTON
                      (801) 944-0173/ FAX (801)944-1268>



                                August 2, 2000



Board of Directors
ZurichKirch Corp.
3945 South Wasatch Blvd. #282
Holladay, Utah 84124

       Re: Registration Statement on Form SB-2 for ZurichKirch Corp, a Nevada corporation

Gentlemen:

This Opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration for public sale of 5,895,000 shares ("the shares") of the Company's common stock, $.001 par value, 1,000,000 of which are offered by the Company and 4,895,000 of which are to be sold or transferred by selling shareholders.

This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord ("the Accord") of the ABA Section of Business Law (1991), as amended. As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as are more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

Facts. In rendering my opinion, I base it upon certain facts. I have had the opportunity to conduct due diligence through discussions with management, and I have examined certain corporate documents, copies of which were supplied to me by the officers of the Company.

           These include, but are not limited to: Financial Statements; Articles of Incorporation (and any amendments thereto), By-Laws of the Company; Minutes of meetings or corporate resolutions; stockholders' lists; 1934 Act); and a resolution of the board of directors dated July 16, 2000, approving the issuance of the shares hereunder. I have also examined your proposed Registration Statement and Prospectus, which you intend to use in the placement of the shares of stock. These documents define the scope of my review.

In reviewing such documents, I have come across no irregularity or circumstance which might give rise to any question concerning the propriety of the actions of the Board of Directors in issuing or authorizing the transfer of any shares of the Corporation. My examination did not reveal anything that would tend to indicate that my reliance upon the due diligence information is unwarranted, or

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that the corporate records, including stock transfer lists and related documents, are in any way inaccurate. No information or records were discovered to indicate the Corporation had issued any shares other than those set forth in the Corporation's corporate and stock transfer records.

Based on the foregoing, I am of the opinion that, under the laws of the State of Nevada, the Shares have been and will be duly and validly issued and are fully paid and non-assessable.

Scope. This opinion is expressly based upon the facts stated herein, and may not be relied upon in the event that other facts, not presently known by me, should come to light. This opinion is premised on the accuracy of the facts and representations of the Corporation. In the event such facts and representations are determined not to be true this opinion shall be null and void. I have not conducted any independent investigation of the particular truth of the information contained in your Information Statement, and do not, therefore, opine as to the veracity of that information. Furthermore, I have not personally confirmed the information set forth in any of the statements included in your disclosure.

I am constrained to advise you that your company is obliged under the law to make prompt public disclosure of any corporate development which would have the effect of materially contradicting or changing the materials I have examined; to keep, maintain, and make public accurate financial information at least on an annual basis; and to insure that your stockholders, brokers who may trade in your company's shares, and potential investors therein have ready access at all times to any and all information about your company which would be of a sort to affect the judgment of a reasonable investor.

It is my understanding that you, as well as the shareholders that come within the purview of this opinion letter, intend to rely upon the opinions set forth herein. Accordingly, I hereby grant the Board of Directors permission to use this opinion letter in such manner as it deems necessary to manifest its reliance thereon, and consent to the use of this opinion letter by any such shareholders. However, I caution anyone referring to this opinion that opinion letters of counsel are not binding upon the Securities and Exchange Commission, nor upon the courts. To the extent that persons relying on this letter may have knowledge of facts or circumstances that are contrary to those upon which this opinion is based, then the opinion would not be applicable.

Once again, no opinion is expressed with respect to any federal or state law not expressly referenced herein. I would be pleased to answer any further questions you may have about this opinion.

                                          Sincerely,

                                          /s/ Amy L. Clayton

                                          Amy L. Clayton
                                          Attorney at Law